UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): July 6, 2018

BELMOND LTD.
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(Address of principal executive offices) (Zip Code)

(441) 295-2244
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act                ☐

ITEM 1.01.	Entry into a Material Definitive Agreement

On July 6, 2018, Belmond Ltd. (the “Company”) entered into a Transaction Agreement (the “Transaction Agreement”) with Mr. James B. Sherwood, the founder, former Chairman and a former director of the Company, that, among other things, terminates certain contingent purchase rights of Mr. Sherwood in respect of the Belmond Hotel Cipriani. As previously disclosed, the Company granted to Mr. Sherwood (i) a right of first refusal to purchase the Belmond Hotel Cipriani in Venice, Italy in the event the Company proposes to sell it (the “ROFR Option”) pursuant to that certain Amended and Restated Right of First Refusal and Option Agreement Regarding Indirectly Held Hotel Cipriani Interests, dated as of February 8, 2005 and (ii) an option to purchase the hotel at fair market value if a change in control of the Company occurs (the “Purchase Option”) pursuant to that certain Amended and Restated Agreement Regarding Hotel Cipriani Interests, dated as of February 8, 2005.

Pursuant to the terms of the Transaction Agreement, Mr. Sherwood’s ROFR Option and Purchase Option are terminated in their entirety. In exchange, the Company will pay to Mr. Sherwood an aggregate amount of $3 million in cash, payable in three instalments commencing with the first for $1.4 million on July 6, 2018 (the “Closing Date”) and with each of the second and third instalments of $800,000 payable on the first and second anniversaries of the Closing Date. In addition, if either a “Change in Control of the Company” (as defined in the Transaction Agreement) or a transfer of the Belmond Hotel Cipriani (other than to an affiliate of the Company) (each a “Trigger Event”) occurs within ten years after the Closing Date, the Company will make an additional one-time cash payment to Mr. Sherwood of $10 million if the Trigger Event occurs within one year after the Closing Date, which amount will be annually decreased thereafter on each anniversary of the Closing Date in increments of $1 million per year. If (i) within six months after the Closing Date, a third party publicly discloses a bona fide offer for a Change in Control of the Company, and within six months after such public disclosure of an offer such third party (or any other third party) were to consummate a Change in Control of the Company or (ii) within one year after the Closing Date, a transfer of the Belmond Hotel Cipriani (other than to an affiliate of the Company) were to occur, then the Company will pay Mr. Sherwood $25 million in cash less any amounts already paid to him pursuant to the payments described in the preceding two sentences and no additional payments will be due to him under those two sentences.

The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10−Q for the fiscal quarter ending September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BELMOND LTD.

	By:	/s/ Richard M. Levine
	Name:	Richard M. Levine
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: July 10, 2018